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                                                                    Exhibit 23.2




                        Consent of Independent Auditors


The Board of Directors
Qwest Communications International Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-47349, No. 333-50061, No. 333-56323, No. 333-60133, No. 333-61725,
No. 333-65345 and No. 333-68267), and the Registration Statement on Form S-3 (No. 333-58617), of Qwest Communications International Inc. of our report dated February 2, 1999, relating to the consolidated balance sheet of Qwest Communications International Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which appears in the December 31, 1999 annual report on Form 10-K of Qwest Communications International, Inc.



                                   KPMG LLP


Denver, Colorado
March 15, 2000